Filed Pursuant to Rule 424(b)(7)
Registration No. 333-117360
PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED JULY 29, 2004
STEMCELLS, INC.
COMMON STOCK
16,976,400 SHARES
     This prospectus supplement supplements information contained in the prospectus dated July 29, 2004 included within the registration statement filed with the Securities and Exchange Commission on July 14, 2004 covering resales by selling stockholders, from time to time, of their common stock and by such stockholders to resell the common stock issuable upon exercise of their warrants.. This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with the prospectus.
     Investing in the common stock involves risks. See “Risk Factors” beginning on page 1 of the prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus Supplement is February 14, 2008.

Selling Stockholders
     The following information supplements and updates the table of selling stockholders contained on pages 8 through 14 of the prospectus. This information was furnished to us by the selling stockholder listed below on or before February 14, 2008. Because selling stockholders may trade all or some of the shares of common stock listed at any time without notifying us, the table below may not reflect the exact value of shares of common stock held by each selling stockholder on the date of this prospectus supplement. In addition, the selling stockholders may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares of common stock since the dates as of which the information with respect to such selling stockholders is presented.
     The number of shares of common stock listed as beneficially owned and potentially offered by this prospectus supplement represents the number of shares of common stock actually owned as of February 14, 2008 and the number of shares issuable upon exercise of the warrants. Because the selling stockholder may offer all or some portion of the common stock listed in the table pursuant to this prospectus supplement or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholder upon termination of the offering. The selling stockholder may sell all, part or none of the shares listed. The percentage of ownership shown in the table is based on 80,681,087 shares of common stock issued and outstanding as of October 24, 2007.
     Information about the selling stockholders may change over time, and we may not be made aware of changes in the ownership of our notes or shares of common stock.

	Shares Owned and		Shares Owned And
	Ownership Percentage	Shares Being	Ownership Percentage
Selling Stockholder	Prior to Offering (1)	Offered	After Offering (1)
Crestview Capital Master, LLC (2)	123,355 *	123,355	0 *

(1)	Assumes that all of the shares held by the selling stockholders and being offered under this prospectus are sold and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.

(2)	Includes 123,355 shares issuable upon exercise of common stock purchase warrants. Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

(*)	Less than one percent.